Exhibit 4

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Security Agreement”) is entered into as of August 25, 2023 by and between Mizuho Bank, Ltd., as secured party on its own behalf and on behalf of any Agented Lender (as defined in the Loan Agreement) (“Secured Party”), and Birch-OR Equity Holdings, LLC, a Delaware limited liability company, as pledgor (“Pledgor”).

Reference is made herein to that certain Margin Loan Agreement of even date herewith among Pledgor, as Borrower; the several Lenders from time to time party thereto (the “Lenders”), Deutsche Bank Trust Company Americas, as Administrative Agent and Mizuho Securities USA LLC, as Calculation Agent (as such may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Loan Agreement.

WHEREAS, Secured Party has required, as a condition to the obligation of Secured Party to make any loan to Borrower under the Loan Agreement, that Pledgor execute and deliver this Security Agreement;

WHEREAS, Pledgor agrees to grant a security interest in, and pledge and assign as applicable, the Collateral (as defined below) to Secured Party, as herein provided.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

1. Security Interest. Pledgor hereby pledges, collaterally assigns and grants to Secured Party, on its own behalf and on behalf of (x) each Agented Lender and (y) all Related Parties of the foregoing to the extent of any Secured Obligations (as defined below) owing to such Related Party, a continuing first priority security interest in and lien on, and a right of set-off against, the Collateral to secure the payment and the performance of the Secured Obligations.

2. Collateral. The security interest granted hereunder to Secured Party is in all of Pledgor’s right, title and interest in and to, or otherwise with respect to, the following property and assets, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(a) (i) any Collateral Shares (and security entitlements in respect of the Collateral Shares) held in or credited to the Collateral Account (such Collateral Shares and/or security entitlements in respect thereof, the “Relevant Collateral Shares”); (ii) all dividends, shares, units, securities, cash, instruments, moneys or property (A) representing a dividend, distribution or return of capital in respect of any of the Relevant Collateral Shares (including, without limitation, any Ordinary Dividend or Extraordinary Distribution thereon) or other property described in this definition, (B) resulting from a split-up (including, without limitation, a Split-off), revision, reclassification, recapitalization or other similar change with respect to any of the Relevant Collateral Shares or other property described in this definition, (C) otherwise received in exchange for or converted from any of the Relevant Collateral Shares (including any Common Shares received upon conversion of any Preferred Shares that constitute Relevant Collateral Shares) or other property described in this definition and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, any of the Relevant Collateral Shares or other property described in this definition or (D) received with respect to the Relevant Collateral Shares in connection with a Spin-off; and (iii) in the event of any Merger Event in which Issuer is not the surviving entity, all units or shares of each class of the ownership interest or capital stock in or of the successor entity formed by or resulting from such Merger Event and any other consideration, in each case, that is exchanged for the Relevant Collateral Shares or into which the Relevant Collateral Shares are converted;

(b) the Collateral Account (as defined below) and any Cash, Cash Equivalents, securities (including the Relevant Collateral Shares), general intangibles, investment property, financial assets, and other property that may from time to time be deposited in, credited to, or held or carried in the Collateral Account or that is delivered to or in possession or control of Secured Party or any of Secured Party’s agents pursuant to this Security Agreement or the Loan Agreement; all security entitlements, as defined in §8-102(a)(17) of the Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), with respect to any of the foregoing and all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing, and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising;

(c) Secured Party’s allocable share (determined on a Pro Rata Basis) of Pledgor’s rights under any Equity Commitment Letter delivered pursuant to the Loan Agreement; and

(d) all Proceeds (as defined below) of the Collateral described in the foregoing clauses (a), (b) and (c).

As used herein, the term “Collateral Account” means that certain securities account No. AA5699 of Pledgor established and maintained by Deutsche Bank Trust Company Americas (the “Custodian”), including any subaccount, substitute, successor or replacement securities or deposit account, or any custodial or other such account in or to which any Collateral is now or hereafter held or credited. Any renumbering of the Collateral Account by Custodian shall not limit the rights of Secured Party hereunder, and, to the extent necessary, such renumbering shall be automatically incorporated into the definition of Collateral Account. “Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, or other disposition of, or other realization upon, any Collateral.

The security interest granted hereunder is granted as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation or liability of Pledgor with respect to any of the Collateral or any transaction in connection therewith.

3. Collateral Maintenance and Administration.

(a) Promptly upon written demand of Secured Party, Pledgor shall indemnify the Secured Party for the amount of any Taxes that Secured Party may be required to pay with respect to the Collateral by reason of the security interest granted herein (including but not limited to any Taxes with respect to (x) income earned with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any Collateral from any Lien thereon (other than Permitted Liens (except, in connection with an exercise of remedies by Secured Party hereunder, Liens described in clause (a) of the definition of “Permitted Liens”)). For the avoidance of doubt, this provision does not apply to Taxes imposed on Secured Party in its capacity as beneficial owner of any assets formerly held as Collateral should Secured Party acquire such assets from Pledgor.

(b) Unless an Event of Default has occurred and is continuing, Secured Party shall not have the right to rehypothecate, use, borrow, lend, pledge or sell the Relevant Collateral Shares, except with Pledgor’s written consent.

(c) At all times prior to the sale of any Relevant Collateral Shares pursuant to an exercise of remedies hereunder, subject to Section 6.11 of the Loan Agreement, Pledgor shall be entitled to exercise voting rights with respect to the Relevant Collateral Shares.

(d) The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder, Pledgor (or the regarded owner of Pledgor, if Pledgor is a disregarded entity for U.S. Federal income tax purposes) shall be treated as the owner of the Collateral for U.S. Federal, state and local income tax purposes.

4. Secured Obligations. “Secured Obligations” means all debts, liabilities, obligations, covenants, indemnifications and duties of Pledgor arising under any Margin Loan Documentation whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Pledgor of any proceeding under any Debtor Relief Laws naming Pledgor as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

5. Pledgor’s Representations and Warranties.    Pledgor hereby represents and warrants to Secured Party, as of the date hereof and any subsequent date on which Collateral is deposited into or credited to the Collateral Account, delivered to Custodian or otherwise acquired by Pledgor, that:

(a) The security interest in the Collateral granted to Secured Party pursuant to this Security Agreement is a valid and binding security interest in the Collateral (subject to no other Liens, other than Permitted Liens).

(b) Subject to the execution of the Control Agreement with respect to the Collateral Account by the parties thereto, (i) the security interest created in favor of Secured Party in the Collateral Account and the security entitlements in respect of the Relevant Collateral Shares and other financial assets credited thereto will constitute a perfected first priority security interest (subject to Permitted Liens) securing the Secured Obligations, (ii) Secured Party will have control (within the meaning of Sections 8-106 and 9-106 of the UCC) thereof and (iii) assuming that the Secured Party has no knowledge of any adverse claim, no action based on an adverse claim to such security entitlement or such financial asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against Secured Party.

(c) With respect to all Collateral a security interest in which may be perfected by filing a financing statement pursuant to the UCC, when a UCC financing statement in the form of Exhibit A hereto is filed in the appropriate office against Pledgor in the location listed on Schedule 1 (naming Pledgor as the debtor and Secured Party as the secured party), Secured Party will have a valid and perfected first priority security interest (subject to Permitted Liens) in such Collateral as security for the payment and performance of the Secured Obligations.

(d) Set forth on Exhibit B hereto (as updated from time to time by Pledgor by written notice to Secured Party) are Pledgor’s exact name as it appears in its Organization Documents; the type of entity of Pledgor; its state of organization; its mailing address; and the location of its place of business (which is its only place of business). Such information with respect to Pledgor has not been different from the information set forth on Exhibit B (as updated from time to time by Pledgor by written notice to the Secured Party) at any time within the past five years.

(e) (i) The Advances made by Secured Party or any Agented Lender under the Loan Agreement and the pledge of the Relevant Collateral Shares (or security entitlements in respect thereof) by Pledgor hereunder are not a device to secure the sale thereof, (ii) Pledgor has no expectation or intention that an Event of Default will occur under the Loan Agreement, (iii) Pledgor intends and expects to repay in full the Secured Obligations in a manner that will not result in a sale by Secured Party of such Relevant Collateral Shares, (iv) the pledge of such Relevant Collateral Shares hereunder constitutes a bona fide pledge and (v) Secured Party has full recourse to Pledgor with respect to the Secured Obligations.

6. Pledgor’s Covenants. During the term of this Security Agreement:

(a) Pledgor shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Secured Party. Pledgor shall not, at any time, file or suffer to be on file, or authorize to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which Secured Party is not named as the sole secured party.

(b) Whether the Collateral is or is not in Secured Party’s possession, and without any obligation to do so and without waiving Pledgor’s default for failure to make any such payment, Secured Party at its option may, following notice to Pledgor when it may reasonably do so without prejudice, pay any such costs and expenses and discharge encumbrances on the Collateral. Pledgor agrees to reimburse Secured Party on demand for any payments of such costs and expenses and any payments to discharge such encumbrances and any such reimbursement obligation shall be a part of the Secured Obligations.

(c) Pledgor shall take such other actions as Secured Party shall reasonably determine are necessary or appropriate to perfect the Lien created under this Security Agreement in the Collateral, including executing, delivering, filing and/or recording, in such locations and jurisdictions as Secured Party shall reasonably specify, any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of Secured Party) to create, preserve or perfect the security interest granted pursuant hereto and the priority thereof or to enable Secured Party to exercise and enforce its rights under this Security Agreement with respect to such security interest, including, without limitation, (i) executing and delivering or causing the execution and delivery of a control agreement with respect to the Collateral Account and/or, (ii) to the extent that any Collateral (other than Cash and Cash Equivalents) is not held through DTC or another clearing corporation (as defined in the UCC), causing any or all of the Collateral to be transferred of record into the name of Secured Party or its nominee.

(d) Pledgor shall (i) promptly furnish Secured Party any information that Pledgor has with respect to the Collateral that is reasonably requested by Secured Party, (ii) allow Secured Party or its representatives reasonable access to inspect and copy, or furnish Secured Party or its representatives with copies of, all records relating to the Collateral (other than, in each case, information or records Pledgor is prohibited from disclosing due to applicable Law and Tax returns of Pledgor or Affiliates (other than Issuer and its respective subsidiaries) of any of the foregoing, other than receipts or other evidence showing the payment of Taxes with respect to the Collateral), subject to Section 5.06 of the Loan Agreement and (iii) deliver to the Secured Party, at the time or times reasonably requested by Secured Party, a properly completed and executed Internal Revenue Service Form W-9 of Pledgor, as applicable, along with any other forms or documents reasonably requested by Secured Party. Notwithstanding the foregoing, to the extent any information reasonably requested by Secured Party is not then available, Pledgor will furnish to Secured Party or cause to be furnished to Secured Party such information as soon as reasonably practicable after such request.

(e) Without at least ten (10) days’ prior written notice to Secured Party, Pledgor shall not (i) maintain any of Pledgor’s books and records with respect to the Collateral at any office, or maintain Pledgor’s place of business (or, if Pledgor has more than one place of business, Pledgor’s chief executive office) at any place other than at the address indicated in Section 9.02(a) of the Loan Agreement or (ii) make or permit any change to Pledgor’s name, or the name under which Pledgor does business, or the form or jurisdiction of Pledgor’s organization from the name, form and jurisdiction set forth on the first page of this Security Agreement.

(f) Pledgor shall not close the Collateral Account or transfer any Collateral (it being understood that Pledgor may request a release of Collateral in accordance with Section 2.06(d) of the Loan Agreement) without (i) obtaining the prior written consent of Secured Party and (ii) entering into such agreements as Secured Party may in its sole discretion require to ensure the continued priority and perfection of its lien on such Collateral.

7. Ownership and Bust-Up.

(a) Definitions. As used in this Section 7:

“Beneficial Ownership” means, in respect of Secured Party or any Agented Lender, the “beneficial ownership” (within the meaning of Section 13(d) (as defined below)) of outstanding Voting Equity Interests (including Common Shares), without duplication, by Secured Party or such Lender, as the case may be, together with any of its Affiliates or other Persons subject to aggregation with Secured Party or such Lender, as the case may be, under Section 13(d) for purposes of “beneficial ownership” or under any Applicable Restriction (as defined below), or by any “group” (within the meaning of Section 13(d)) of which Secured Party or such Lender, as the case may be, is, or is deemed to be, a part (Secured Party or such Lender, as the case may be, and any such Affiliates, Persons and groups, collectively, with respect to such Secured Party, the “Secured Party Group,” or with respect to such Lender, the “Lender Group,” as the case may be) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation for purposes of determining status as a beneficial owner under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder results in a different ownership level, such ownership level).

“Lender Person” means any Agented Lender or any Lender Group (as defined above) or any Person whose ownership position would be aggregated with that of such Lender or any Lender Group.

“Qualifying Disposition” means a sale, transfer or other disposition of Relevant Collateral Shares:

(i) to any Person who acquires them in a broadly distributed public offering (including the underwriter of such offering, which may be Secured Party or an Affiliate of Secured Party);

(ii) effected on any securities exchange so long as neither Secured Party nor any Affiliate of Secured Party solicited or arranged for the solicitation of orders to buy such Collateral Shares in anticipation of or in connection with such sale;

(iii) made in compliance with the manner-of-sale requirements set forth in Rule 144(g) of the Securities Act;

(iv) to a Person that Secured Party believes in good faith is not, and after giving effect to such sale, transfer or other disposition, will not be, an Affiliate of Issuer;

(v) to a Person that is an Affiliate of Issuer prior to such sale, transfer or other disposition so long as the number of Collateral Shares represented thereby, or Shares that are collateral or other security for any other transaction to which Secured Party or any Affiliate thereof is party, sold, transferred or otherwise disposed of to such Person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 9.0% of the outstanding Voting Equity Interests;

(vi) to Issuer or any Subsidiary thereof; or

(vii) to Pledgor or an Affiliate thereof.

“Section 13(d)” means Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Secured Party Person” means Secured Party or any Secured Party Group or any Person whose ownership position would be aggregated with that of Secured Party or any Secured Party Group.

“Voting Equity Interests” means Equity Interests of Issuer that are entitled to vote as to any matter affecting “control” of Issuer within the meaning of Rule 405 under the Securities Act.

(b) Ownership Provision.

(i) Notwithstanding any other provision of the Margin Loan Documentation to the contrary, in no event shall Secured Party or any Agented Lender be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Collateral to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(A) the Beneficial Ownership by any Secured Party Person or any Lender Person of (i) Common Shares would be equal to or greater than 9.0% of the number of the total outstanding Common Shares or (ii) Voting Equity Interests would be would be equal to or greater than 9.0% of the total outstanding Voting Equity Interests; or

(B) any Secured Party Person or Lender Person under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the Organization Documents of Issuer or any agreement to which Pledgor or any Affiliate thereof or Issuer is a party, in each case, (x) applicable to ownership of Collateral and (y) as to which Secured Party has delivered irrevocable written notice to Pledgor of its election for this clause (B) to apply (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of units of Collateral equal to: (i) the number of units of Collateral that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any Person or entity) of such Secured Party Person or such Lender Person, as applicable, or would result in an adverse effect on such Secured Party Person or such Lender Person, as applicable, under any Applicable Restriction, as determined by Secured Party in its reasonable discretion, in each case minus (ii) 1.0% of the number of the total outstanding units of that type of Collateral

(each of paragraphs (A) and (B) above, an “Ownership Limitation”).

(ii) The inability of Secured Party or any Agented Lender to acquire, receive or exercise rights with respect to any Collateral Shares as provided above at any time as a result of an Ownership Limitation shall not preclude Secured Party or any Agented Lender from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any other provision of the Margin Loan Documentation to the contrary, each Secured Party Person and each Lender Person shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral that Secured Party or the Agented Lender, as the case may be, is not entitled to acquire or receive, or exercise any other rights of a secured party in respect of, at any time pursuant to this Ownership Provision, until such time as Secured Party or such Agented Lender, as the case may be, is not prohibited from acquiring, receiving or exercising such rights in respect thereof under this Ownership Provision, and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that Secured Party or such Agented Lender, as the case may be, is so prohibited.

(c) Bust-up Provision. Notwithstanding any other provision of the Margin Loan Documentation to the contrary, any sale, transfer or other disposition of Collateral Shares by Secured Party must be a Qualifying Disposition.

8. Power of Attorney. Subject to Section 7 of this Security Agreement, Pledgor, in such capacity, hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority, in the name of Pledgor or in its own name, to take, upon the occurrence and during the continuance of an Event of Default that has not been waived, cured or deemed not to occur pursuant to Section 7.01 of the Loan Agreement, any and all action and to execute any and all documents and instruments that Secured Party at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement, including, without limitation, (x) selling any of the Collateral on behalf of Pledgor as agent or attorney in fact for Pledgor, in the name of Pledgor and applying the proceeds received therefrom to the Secured Obligations and/or exercising rights with respect to any Relevant Collateral Shares and (y) seeking enforcement of any equity commitment letter delivered in connection with a Confirmation directly against the Fund Entity; provided that nothing in this Section 8 shall be construed to obligate Secured Party to take any action hereunder nor shall Secured Party be liable to Pledgor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Secured Obligations have been paid and performed in full (other than contingent indemnification obligations for which no claim has been asserted or accrued). Without limiting the generality of the foregoing, so long as Secured Party shall be entitled under Section 9 hereof to make collections in respect of the Collateral, Secured Party shall have the right and power to receive, endorse and collect all checks made payable to the order of Pledgor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

9. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default that has not been waived, cured or deemed not to occur pursuant to Section 7.01 of the Loan Agreement, subject to Section 7 hereof, Secured Party may: take control of proceeds, including stock received as dividends or by reason of stock splits; release the Collateral in its possession to Pledgor, temporarily or otherwise; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use the same to reduce any part of the Secured Obligations and exercise all other rights that an owner of such Collateral may exercise; and at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee. Secured Party shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of Secured Party, its officers, agents or employees, except for any act or omission arising out of their own willful misconduct, gross negligence or fraud. The foregoing rights and powers of Secured Party will be in addition to, and not a limitation upon, any rights and powers of Secured Party given by law, elsewhere in this Security Agreement, the other Margin Loan Documentation or otherwise.

(b) Subject to Section 7 hereof, in addition to and not in lieu of the rights set forth in Section 9(a) hereof, upon the occurrence and during the continuance of an Event of Default that has not been waived, cured or deemed not to occur pursuant to Section 7.01 of the Loan Agreement, Secured Party may, without notice of any kind, which Pledgor hereby expressly waives (except for any notice required under this Security Agreement or any other Margin Loan Documentation that may not be waived under applicable Law), at any time thereafter exercise and/or enforce any of the following rights and remedies, at Secured Party’s option:

(i) Deliver or cause to be delivered from the Collateral Account to itself or to an Affiliate, Relevant Collateral Shares or any other Collateral (including, without limitation, by transfer of security entitlements in respect of such Relevant Collateral Shares);

(ii) Exercise the conversion right in accordance with the Certificate of Designations with respect to the Preferred Shares constituting Collateral Shares and cause the related Common Shares received upon conversion to be delivered to the Pledgor, to the Secured Party or its Affiliate or to a third party designated by the Secured Party to hold the related Common Shares on behalf of Secured Party;

(iii) Demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and otherwise exercise all of Pledgor’s rights with respect to any and all of the Collateral, in its own name, in the name of Pledgor or otherwise; provided that Secured Party shall have no obligation to take any of the foregoing actions; and

(iv) Sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places and at such time or times as Secured Party deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, upon such terms and conditions as it deems advisable, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable Law and cannot be waived), and Secured Party may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale or at one or more private sales and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Pledgor. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(c)

(i) Pledgor specifically understands and agrees that any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Security Agreement may be effected by Secured Party at times and in manners that could result in the proceeds of such sale being less than might have been received if such sale had occurred at different times or in different manners (including, without limitation, as a result of the provisions of Section 7 hereof), and Pledgor hereby releases Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale, to the extent permitted under applicable Law. Without limiting the generality of the foregoing, if, in the reasonable opinion of Secured Party, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, including without limitation, the Securities Act, Secured Party may offer and sell such Collateral in a transaction exempt from registration under the Securities Act, and/or limit purchasers to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act), to the extent the safe harbor under such Rule is available in respect of the relevant Collateral and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof, and any such sale made in good faith by Secured Party shall be deemed “commercially reasonable.” Furthermore, Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions, and agrees such sales shall not be considered to be not commercially reasonable solely because they are so conducted on a restricted or private basis. Pledgor further acknowledges that any specific disclaimer of any warranty of title or the like by Secured Party will not be considered to adversely affect the commercial reasonableness of any sale of Collateral.

(ii) Pledgor agrees and acknowledges that the Common Shares are of a type customarily sold on a recognized market within the meaning of Section 9-610 of the UCC and that the Common Shares issuable upon exercise of the conversion right with respect to Preferred Shares that are Collateral Shares represent a significant percentage of the total outstanding Common Shares. In the event that an Event of Default shall have occurred and be continuing and Secured Party shall desire to exercise any of its rights and remedies with respect to the Collateral, as provided above or otherwise available to it under the UCC, at law or in equity, as contemplated by Section 9-603 of the UCC, the parties hereto agree to the standards set forth herein for measuring the fulfillment of the obligations of Secured Party and the rights of Pledgor under the UCC. In the event that notification of disposition of the Collateral is required by applicable law (it being acknowledged and agreed that no such notice shall be required if the Relevant Collateral Shares threaten to decline speedily in value or are of a type customarily sold on a recognized market), the parties hereto agree that notice sent to each of the persons specified in Section 9-611(c) of the UCC prior to (x) the date of any proposed public sale of the Collateral (or on such date but prior to any such sale) or (y) the date on or after which Secured Party intends to conduct a private sale of Collateral (or on such date but prior to any such sale), shall constitute a reasonable time for such notice. Notwithstanding any notification that Secured Party may provide or be required by applicable law to provide with respect to a disposition of Collateral, the parties hereto agree that it shall be deemed a commercially reasonable preparation for sale for Secured Party to cause any or all Relevant Collateral Shares that are Preferred Shares to be converted into Common Shares without any prior notice to Pledgor.

(iii) In the event that Secured Party determines to sell the Collateral in a sale that is a public sale for purposes of the UCC, the parties hereto agree that posting of notice of such sale, such notice to describe the Collateral being sold and the time and place of the sale as described below, through the Bloomberg Professional service or any other comparable on-line service widely used by sophisticated equity traders and/or investors after the close of trading on the Exchange on the day of, but prior to, such sale shall constitute sufficient public notice of any such sale and that no notice thereof in any newspaper or other written publication shall be required. The parties hereto agree that notification of the time and method of a sale of the Collateral conducted in such a manner shall constitute sufficient notice of the time and place of the public sale for purposes of the UCC. Any disposition pursuant to the foregoing procedures shall be deemed to be a public disposition for purposes of the UCC even if Secured Party is the only person who submits a bid for the Collateral. Each of the parties hereto has been advised by legal counsel and believes that the foregoing procedures and agreements for any disposition of the Collateral are in their mutual interest.

(iv) Pledgor hereby (A) acknowledges that, with respect to the Relevant Collateral Shares, selling or otherwise disposing of the Collateral in accordance with the restrictions and other provisions set forth in this Section 9(c) may result in prices and terms less favorable to Secured Party than those that could be obtained by selling or otherwise disposing of the Relevant Collateral Shares, as the case may be, in a single transaction to a single purchaser and (B) agrees and acknowledges that no method of sale or other disposition of Collateral shall be deemed commercially unreasonable because of any action taken or not taken by Secured Party to comply with such restrictions or otherwise comply with such provisions. Secured Party or any Lender may purchase the Collateral for its own account at any public disposition within the meaning of the UCC. Secured Party shall give Pledgor such notice of any public or private sale as may be required by the UCC; provided that, if Secured Party fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC. Pledgor further acknowledges that to the extent Secured Party exercises any of its rights or remedies through any bulk sale or private sale, (x) such bulk sale or private sale may result in a lower sale price than would be obtainable through a public sale and (y) such bulk sale or private sale shall not be considered to be not commercially reasonable solely because it is conducted as a bulk or private sale or results in a lower sale price than would be obtainable through a public sale. Pledgor further agrees that any exercise of the conversion right with respect to any number of Relevant Collateral Shares that are Preferred Shares in accordance with the Certificate of Designations after the occurrence and during the continuance of an Event of Default shall be deemed a “commercially reasonable” exercise of remedies hereunder, regardless of whether Secured Party subsequently disposes of the Common Shares issued in such conversion promptly thereafter or at all.

(d) If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 9 are insufficient to cover the costs and expenses of such sale, collection or realization and the payment in full of the Secured Obligations, Secured Party may continue to enforce its remedies under this Security Agreement and the other Margin Loan Documentation to collect the deficiency.

(e) Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Pledgor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

(f) If Secured Party shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 9, Pledgor agrees that, upon request of Secured Party, Pledgor will, at its own expense:

(i) execute and deliver, to Issuer, any Person or Governmental Authority, or any of their agents, as Secured Party may choose, any and all documents and writings that, in Secured Party’s reasonable judgment, may be required by Issuer, such Person or any Governmental Authority located in any city, county, state or country where Pledgor or Issuer engages in business, in each case in order to permit the transfer of, or to more effectively or efficiently transfer, the Collateral or otherwise enforce Secured Party’s rights hereunder; and

(ii) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law.

(g) Except as otherwise expressly provided in this Security Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other Cash held by Secured Party as Collateral, following the occurrence, and during the continuance, of an Event of Default, shall be applied by Secured Party in such order as Secured Party shall determine.

(h) Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 9 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 9 may be specifically enforced.

10. Secured Party as Perfection Agent.

Solely for purposes of perfecting the Liens of any Agented Lender and any Related Parties of Secured Party or any Agented Lender (the “Perfection Parties”) in the Collateral, Secured Party hereby acknowledges, with respect to all of the Collateral that it controls, that it will also hold control over such property as gratuitous bailee for the benefit of such Perfection Parties (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(b)(2) and 9-313(c) of the UCC) until, in the case of any Agented Lender or any Related Parties of such Agented Lender, such time as such Agented Lender becomes an Applicable Lender under the Loan Agreement and has a separate Security Agreement and Control Agreement with respect to its Collateral; provided that Secured Party shall not have any fiduciary or other duty hereunder to any such Perfection Party.

11. General.

(a) Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Pledgor may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Secured Party (and any attempted assignment or transfer by Pledgor without such consent shall be null and void) and (ii) Secured Party may not assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.07 of the Loan Agreement. Nothing in this Security Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Perfection Parties and their respective successors and assigns permitted under the Loan Agreement) any legal or equitable right, remedy or claim under or by reason of this Security Agreement.

(b) No Waiver. No failure or delay by Secured Party in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Secured Party hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be permitted by Sections 9.01 and 9.03 of the Loan Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Secured Party to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Secured Party or any Agented Lender may have had notice or knowledge of such Event of Default at the time.

(c) Continuing Agreement; Release of Collateral. This Security Agreement shall constitute a continuing agreement and shall continue in effect until the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued) have been paid in full, at which time the Collateral shall automatically be released from the Liens created hereby, and this Security Agreement and all obligations (other than those expressly stated to survive such termination) of Secured Party and Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Pledgor. At the request and sole expense of Pledgor following any such termination, Secured Party shall deliver to Pledgor any Collateral held by Secured Party hereunder, and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination, including notice to any securities intermediary terminating the applicable Control Agreement. No Collateral shall be released prior to the payment in full of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued), except as set forth in Section 2.06(d) of the Loan Agreement. Notwithstanding the foregoing, if at any time, any payment in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise, the rights and obligations of the parties hereunder, and the Liens of Secured Party on the Collateral shall be automatically reinstated and Pledgor shall promptly deliver any documentation reasonably requested by Secured Party to evidence such reinstatement.

(d) Definitions. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Security Agreement; if UCC definitions conflict, Article 8 and/or 9 definitions apply.

(e) Notice. Each notice to, or other communication with, any party hereunder shall be given to such party as provided under Section 9.02 of the Loan Agreement.

(f) Modifications. No provision hereof shall be modified or limited except pursuant to Section 9.01 of the Loan Agreement. The provisions of this Security Agreement shall not be modified or limited by course of conduct or usage of trade.

(g) Financing Statement. Pledgor hereby irrevocably authorizes Secured Party (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto, describing the Collateral and containing any other information required under the UCC or the Law of any other applicable jurisdiction (in each case without the signature of Pledgor to the extent permitted by applicable Law), necessary or appropriate in the judgment of Secured Party to perfect or evidence its security interest in and lien on the Collateral. Pledgor agrees to provide to Secured Party (or its designees) any and all information required under the UCC or the Law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto or any registration of charge, mortgage or otherwise.

(h) Counterparts; Integration; Effectiveness. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Security Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Security Agreement shall become effective when it shall have been executed by Secured Party and when Secured

Party shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of such signature page.

(i) Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(j) WAIVER OF MARSHALING. EACH OF PLEDGOR AND SECURED PARTY ACKNOWLEDGES AND AGREES THAT IN EXERCISING ANY RIGHTS UNDER OR WITH RESPECT TO THE COLLATERAL HEREUNDER OR UNDER ANY OTHER SECURITY AGREEMENT: (A) SECURED PARTY IS UNDER NO OBLIGATION TO MARSHAL ANY SUCH COLLATERAL; (B) SECURED PARTY MAY, IN ITS ABSOLUTE DISCRETION, REALIZE UPON SUCH COLLATERAL IN ANY ORDER AND IN ANY MANNER IT SO ELECTS; AND (C) SECURED PARTY SHALL APPLY THE PROCEEDS OF ANY OR ALL OF SUCH COLLATERAL TO THE SECURED OBLIGATIONS IN SUCH ORDER AS SECURED PARTY SHALL DETERMINE. PLEDGOR WAIVES ANY RIGHT TO REQUIRE THE MARSHALING OF ANY SUCH COLLATERAL.

(k) Governing Law; Submission to Jurisdiction. This Security Agreement constitutes “Margin Loan Documentation” entered into in connection with the Loan Agreement. The provisions of Section 9.06 of the Loan Agreement shall apply mutatis mutandis to this Security Agreement as if such provisions were fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their duly authorized representatives as of the date first above written.

PLEDGOR:

BIRCH-OR EQUITY HOLDINGS, LLC

By:	/s/ Tony W. Lee
Name: Tony W. Lee
Title: Secretary and Treasurer

[Signature Page to Security Agreement]

SECURED PARTY:

MIZUHO BANK, LTD.

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[Signature Page to Security Agreement]

Schedule 1

UCC Filing Location

1. Delaware

Exhibit A

Form of UCC Financing Statement

[Attached]

Exhibit B

Information with respect to Pledgor

Pledgor

Pledgor’s exact name (as it appears in Pledgor’s Organization Documents): Birch-OR Equity Holdings, LLC

Pledgor’s type of entity: Limited Liability Company

Pledgor’s state of organization: Delaware

Pledgor’s mailing address:

45 Rockefeller Plaza, 39th Floor

New York, NY 10111

Pledgor’s place of business:

45 Rockefeller Plaza, 39th Floor

New York, NY 10111